Exhibit 10.1
QUMU CORPORATION
STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Agreement”) is made as of the Grant Date set forth below, by and between Qumu Corporation, a Minnesota corporation (the “Company”), and the optionee named below (“Optionee”), and is not issued pursuant to the Company’s 2007 Second Amended and Restated Stock Incentive Plan (the “2007 Plan”) or any other equity incentive plan of the Company approved by the Company’s shareholders.

OPTIONEE:	Thomas A. Krueger

GRANT DATE:	December 6, 2021

NUMBER OF OPTION SHARES:	200,000 shares of common stock

OPTION PRICE PER SHARE:	$2.12 per Share

EXPIRATION DATE:	December 6, 2028

1.Grant of Option. The Company hereby grants to Optionee the right and option (the “Option”) to purchase all or any part of the aggregate number of shares of common stock of the Company (the “Shares”) set forth above (the “Option Shares”), at the Option Price per Share set forth above, on the terms and conditions set forth in this Agreement. The Option is granted to Optionee as an a material inducement to Optionee accepting employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4). The Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
2.Administration of Option. The Option will be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”). Any or all functions of the Committee specified in this Agreement may be exercised by the Board unless this Agreement specifically states otherwise. The Committee has the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Option as it may, from time-to-time, deem advisable, to interpret the terms and provisions of this Agreement and to otherwise supervise the administration of the Option. The Committee may not take any action that would be treated as a “repricing” under generally accepted accounting principles. All decisions made by the Committee pursuant to this Agreement will be final, conclusive and binding on all persons, including the Company, its shareholders, members of the Board, Optionee and their respective successors, assigns, heirs, estates and beneficiaries.
3.Term and Exercise of Option.

(a)Installment Exercise Provisions. The term of the Option shall commence on the Grant Date set forth above and shall continue until the Expiration Date set forth above, unless earlier terminated as provided herein. Except as otherwise provided herein, the Option will be exercisable in cumulative installments as follows:

(i)Up to one-quarter of the Option Shares may be purchased at any time on or after the one-year anniversary of the Grant Date and prior to termination of the Option;
(ii)Up to one-half of the Option Shares may be purchased at any time on or after the second-year anniversary of the Grant Date and prior to termination of the Option;
(iii)Up to three-quarters of the Option Shares may be purchased at any time on or after the third-year anniversary of the Grant Date and prior to termination of the Option;
(iii)    Up to 100% of the Option Shares may be purchased at any time on or after the fourth-year anniversary of the Grant Date and prior to termination of the Option; and
Neither Optionee nor Optionee’s legal representatives, legatees or distributees, as the case may be, will be, or will be deemed to be, a holder of any Option Shares for any purpose unless and until certificates for the Option Shares are issued to Optionee or Optionee’s legal representatives, legatees or distributees, under the terms of this Agreement.
(b)Method of Exercise. The Option is exercisable by delivery of an exercise notice in the form specified by the Company which shall state the election to exercise the Option, the number of Option Shares in respect of which the Option is being exercised (the “Exercised Shares”) and such other representations and agreements as may be required by the Company. The exercise notice in the form specified by the Company shall be signed by Optionee and shall be delivered to the Company in accordance with Section 14 of this Agreement or to such person as the Company may specify in writing to Optionee. The exercise notice in the form specified by the Company shall be accompanied by payment of the aggregate Option Price per Share. The Option shall be deemed to be exercised upon receipt by the Company of such fully executed exercise notice accompanied by such aggregate Option Price per Share.
(c)Method of Payment. Payment of the aggregate Option Price per Share shall be made by certified bank check, by delivery (or by attestation) of other Shares owned by Optionee, pursuant to a “same day sale” program exercised through a brokerage transaction as permitted under the provisions of Regulation T applicable to cashless exercises (so long as the Company’s Shares are registered under Section 12 of the Exchange Act), or by a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise by the largest whole number of Shares with a Fair Market Value that does not exceed the aggregate Option Price per Share (together with payment in cash or other payment from Optionee to the extent of any remaining balance) provided that any such Shares used to pay the aggregate Option Price per Share shall no longer be outstanding and exercisable under the Option. Any same day sale or cashless exercise shall comply with regulations promulgated under the Securities Exchange Act and the Federal Reserve Board. No Shares and no certificate for Shares shall be issued until full payment therefore has been made.
4.Change in Control.

(a)“Change in Control” of the Company shall mean a change in control which would be required to be reported in response to Item 5.01 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement, including without limitation, if:

(i)any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities (other than an entity owned 50% or greater by the Company or an employee pension plan for the benefit of the employees of the Company);

(ii)there ceases to be a majority of the Board comprised of (i) individuals who, on the date of this Agreement, constituted the Board of the Company; and (ii) any new director who subsequently was elected or nominated for election by a majority of the directors who held such office prior to a Change in Control; or
(iii)the Company disposes of at least 75% of its assets, other than (i) to an entity owned 50% or greater by the Company or any of its subsidiaries, or to an entity in which at least 50% of the voting equity securities are owned by the shareholders of the Company immediately prior to the disposition in substantially the same percentage or (ii) as a result of a bankruptcy proceeding, dissolution or liquidation of the Company.
Notwithstanding anything herein to the contrary, the Committee may unilaterally amend the definitions of Change of Control, Action Effective Date, and this Section 4 if at any time, and from time to time, as such definitions or terms relating to a Change in Control are correspondingly amended in the 2007 Plan.
(b)Except as otherwise provided in this Agreement, if a Change in Control occurs, all previously unexercised Option Shares shall be exercisable in full, without regard to any installment exercise provisions, and the Option shall be governed by applicable law and the documents effectuating the Change in Control. If the agreements effectuating the Change in Control do not provide for the assumption or substitution of the Option (and all “Stock Incentives” granted under the 2007 Plan), the Committee, in its sole and absolute discretion, may, with respect to any or all of such Option Shares, take any or all of the following actions to be effective as of the date of the Change in Control (or as of any other date fixed by the Committee occurring within the thirty (30) day period immediately preceding the date of the Change in Control, but only if such action remains contingent upon the effectuation of the Change in Control) (such date referred to as the “Action Effective Date”):
(i)Unilaterally cancel such Option Shares in exchange for whole and/or fractional Shares (or whole Shares and cash in lieu of any fractional Share) or whole and/or fractional shares of a successor (or whole shares of a successor and cash in lieu of any fractional share) that, in the aggregate, are equal in value to the product of (1) the excess, if any, of the Fair Market Value per Share on the Action Effective Date over the Exercise Price multiplied by (2) the number of Option Shares.
(ii)Unilaterally cancel such Option Shares in exchange for cash or other property equal in value to the product of (1) the excess, if any, of the Fair Market Value per Share on the Action Effective Date over the Exercise Price multiplied by (2) the number of Option Shares.
(iii)Unilaterally cancel such Option Shares after providing Optionee with (i) an opportunity to exercise such Option Shares to the extent vested within a specified period prior to the date of the Change in Control, and (ii) notice of such opportunity to exercise prior to the commencement of such specified period. The Committee may modify or waive any condition limiting the exercise of the Option to permit a cashless exercise of the Option.
(c)Notwithstanding the foregoing, payment of cash in lieu of whole or fractional Shares or shares of a successor may only be made to the extent that such payment (i) has met the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act, or (ii) is a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act. The payment of cash in lieu of whole or fractional Shares or in lieu of whole or fractional shares of a successor shall be considered a subsequent transaction approved by the original grant of the Option.

(d)For the purposes of this Agreement, “Fair Market Value” of a Share shall be determined by the Committee as follows: (i) if the Shares are listed for trading on one of more national securities exchanges, the last reported sales price on such principal exchange on the date in question, or if the Shares shall not have been traded on such principal exchange on such date, the last reported sales price on such principal exchange on the first day prior thereto on which the Shares was so traded; or (b) if the Shares are not listed for trading on a national securities exchange, but are traded in the over-the-counter market, the closing bid price for the Shares on the date in question, or if there is no such bid price for the Shares on such date, the closing bid price on the first day prior thereto on which such price existed; or (c) if neither (a) or (b) is applicable, a value determined by the reasonable application of a reasonable valuation method as defined in regulations promulgated under Section 409A of Code, which determination shall be final and binding on all parties.
5.Termination of Employment.

(a)If Optionee shall cease to be employed by the Company as a result of retirement for age or disability, or voluntary or involuntary separation from employment, other than a termination for Cause (as defined below), the Option may be exercised to the extent Optionee shall have been entitled to do so at the date of termination of employment, within a period of 90 days after such termination of employment, but in no case later than the Expiration Date set forth above.
(b)If Optionee’s employment is terminated for Cause, the right of Optionee to exercise the Option shall terminate immediately upon such termination of employment. For purposes of this Agreement, “Cause” shall have the same meaning as in any employment or severance agreement between Optionee and the Company in effect at the time of such termination of employment.
(c)The Option will not confer upon Optionee any right with respect to continuance of employment by the Company, nor will it interfere in any way with the right of the Company to terminate Optionee’s employment at any time.
6.Death of Optionee. In the event of the death of Optionee while in the employ of the Company, the Option may be exercised to the extent Optionee shall have been entitled to do so at the date of death, within a period of one year after the date of death, but in no case later than the Expiration Date set forth above. In such event, the Option shall be exercisable only by the executors or administrators of Optionee or by the person or persons to whom Optionee’s rights under the Option shall pass by Optionee’s will or the laws of descent and distribution.
7.Limitations on Exercise of Option.

(a)Except as provided in paragraph 5 and 6 above, the Option may not be exercised unless Optionee is, at the time of such exercise, in the employ of the Company, and shall have been continuously so employed since the Grant Date of the Option.
(b)The issuance of Option Shares upon the exercise of the Option shall be subject to all applicable laws, rules and regulations, and shares shall not be issued except upon the approval of proper government agencies or stock exchanges as may be required. Assuming compliance with such laws, rules and regulations, for income tax purposes the Option Shares shall be considered transferred to Optionee on the date the Option is exercised with respect to such Option Shares.
8.Nontransferability of Option. The Option shall not be transferable by Optionee, other than by will or the laws of descent and distribution. During the lifetime of Optionee, the Option shall be exercisable only by Optionee.

9.Registration. If any law or regulation of the Securities and Exchange Commission or of any other body having jurisdiction shall require the Company or Optionee to take any action in connection with the exercise of the Option, then, notwithstanding any contrary provision of this Agreement, the date for exercise of the Option and the delivery of the Option Shares shall be deferred until the completion of the necessary action. In the event that the Company shall deem it necessary, the Company may condition the grant or exercise of the Option upon the receipt of a satisfactory certificate that Optionee is acquiring the Option Shares for investment purposes and not with the view or intent to resell or otherwise distribute the Option or Option Shares. In such event, the stock certificate evidencing such Option Shares shall bear a legend referring to applicable laws restricting transfer of such shares. In the event that the Company deems it necessary to register under the Securities Act of 1933, as amended, or any other applicable statute, the Options or any Option Shares, then Optionee shall cooperate with the Company and take such action as is necessary to permit registration or qualification of such Option or Option Shares. It is the Company’s intent, but not its obligation, to register or qualify the offering or sale of Shares under the Securities Act of 1933 of any other applicable state, federal or foreign law.
10.Disgorgement.

(a)If any of the Company’s financial statements are required to be restated resulting from errors, omissions or fraud, the Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of any Stock Incentive with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement. The operation of this Section 10(a) shall be in accordance with the provisions of Section 302 of Sarbanes-Oxley Act of 2002 and any applicable guidance.
(b)Upon demand of the Company, Optionee shall disgorge all or any portion of the Option or other compensation paid or payable pursuant to the Option received within 36-month period prior to the public release of the restatement of financial information due to material noncompliance with the financial reporting requirements under the federal securities laws. The operation of this Section 10(b) shall be in accordance with the provisions of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any applicable guidance.
(c)The amount to be recovered from Optionee under this Section shall be the amount by which the Option exceeded the amount that would have been paid or payable to Optionee had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire Option) that the Committee shall determine. In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law.
(d)In addition to or in lieu of the rights to recovery set forth above, the Committee shall determine, as late as the time of the recoupment, regardless of whether such method is stated in this Agreement, whether the Company shall effect any such recovery (i) by seeking repayment from Optionee,(ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to Optionee under any compensatory plan, program or arrangement maintained by the Company or any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, (iv) by a holdback or escrow (before or after taxation) of part or all of the Shares, payment or property received upon exercise or satisfaction of the Option or any other stock incentive granted under any plan or agreement with the Company, or (v) by any combination of the foregoing. Notwithstanding anything herein to the contrary, the Committee may unilaterally amend this Section 10 and Section 11 if at any time, and from time to time, as such terms relating to disgorgement, forfeiture and recoupment are correspondingly amended in the 2007 Plan.

11.Forfeiture and Recoupment. Without limiting in any way the foregoing, Optionee’s rights, payments, and benefits with respect to the Option shall be subject to reduction, cancellation, forfeiture, or recoupment by the Company upon the occurrence of any of the following events, in addition to any otherwise applicable vesting conditions: (a) failure to accept the terms of the Option, (b) termination of Optionee’s employment for Cause, (c) violation of material Company policies, (d) breach of any agreement between the Company and Optionee, or (e) other conduct by Optionee that the Committee determines is detrimental to the business or reputation of the Company or its subsidiaries.
12.Tax Withholding. The Company has the right to deduct from any award payment made under this Agreement or to require Optionee to pay the amount of any federal, state or local taxes of any kind required by law to be withheld with respect to the grant, vesting, payment or settlement of an award under this Agreement, or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. Optionee may elect by written notice to the Company to satisfy part or all of the withholding tax requirements associated with the award by (a) authorizing the Company to retain from the number of Option Shares that would otherwise be deliverable to Optionee (except to the extent such retention would violate applicable securities laws), or (b) delivering (including by attestation) to the Company from Shares already owned by Optionee, that number of Shares having an aggregate Fair Market Value equal to part or all of the tax payable by Optionee under this Section, and in the event Option Shares or Shares are withheld or delivered, the amount withheld shall not exceed the statutory minimum required federal, state FICA and other payroll taxes.
13.Adjustment. In the event of a stock dividend, stock split, spin-off, rights offering, recapitalization through a large, nonrecurring cash dividend, or a similar equity restructuring of the Company, the Committee will adjust: (a) the number of Shares subject to the Option, rounding all fractions downward, and (d) the Exercise Price of the Option, or any combination thereof, in an equitable manner that will equalize the fair value of the Option before and after the equity restructuring. Furthermore, in the event of any corporate transaction described in Code Section 424(a) that provides for the substitution or assumption of the Option, the Committee will adjust the Option in a manner that satisfies the requirements of Code Section 424(a) as to: (x) the number of Shares subject to the Option, rounding all fractions downward, and (y) the Exercise Price of the Option, or any combination thereof. An adjustment made under this Section by the Committee shall be conclusive and binding on all affected persons.
14.Notices. Notices required hereunder shall be given in person or by first class mail to the address of Optionee shown on the records of the Company, and to the Company at its principal executive office.
15.Successors and Assigns. This Agreement shall apply to and bind Optionee and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.
16.Miscellaneous. This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes in its entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof. The Committee shall have the right to modify, amend or cancel the Option if (a) the modification, amendment or cancellation does not diminish the rights or benefits of Optionee under the Option (provided, however, that a modification, amendment or cancellation that results solely in a change in the tax consequences with respect to the Option shall not be deemed as a diminishment of rights or benefits of the Option), (b) Optionee consents in writing to such modification, amendment or cancellation, (c) there is a dissolution or liquidation of the Company, (d) this Agreement expressly provides for such modification, amendment or cancellation, or (e) the Company would otherwise have the right to make such modification, amendment or cancellation pursuant to Section 4 or applicable law. This Agreement is governed by the internal substantive laws of but not the choice of law rules of the State of Minnesota.
* * * * *

IN WITNESS WHEREOF, the Company has caused this Stock Option Agreement to be executed in its corporate name by its duly authorized officer, and Optionee has executed this Agreement, effective as of the Grant Date set forth above.

COMPANY:	QUMU CORPORATION
	By:	/s/ Jason Karp
Jason Karp
Chief Commercial Officer/Chief Counsel

OPTIONEE:		/s/ Thomas A. Krueger
Thomas A. Krueger